UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 26, 2013

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	91-1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 26, 2013, Response Biomedical Corp. (“Response” or the “Company”) announced that it had entered into an agency agreement with Bloom Burton & Co. Inc. (the “Agent”) to act as agents on a “best efforts” basis to sell, in a private placement of up to 816,326 subscription receipts (the “Subscription Receipts”), at a price of $2.45 per Subscription Receipt, for aggregate proceeds of up to $2,000,000 (the “Offering”).

In addition, Response has entered into subscription agreements with affiliates of OrbiMed Advisors, LLC (“OrbiMed”), a significant shareholder of Response, pursuant to which OrbiMed has subscribed for 816,325 Subscription Receipts at a price of $2.45 per Subscription Receipt, for aggregate proceeds to Response of $2,000,000 (together with the Offering, the "Private Placement").

Each Subscription Receipt will automatically entitle the holder to receive, without payment of additional consideration, one unit of the Company (a “Unit”), upon receipt of the necessary shareholder and Toronto Stock Exchange approvals of the Private Placement. Each Unit will consist of one common share in the capital of the Company (each, a “Common Share”) and one-half of one warrant to purchase one common share (each whole warrant, a “Warrant”). Each Warrant will have a term of 36 months and an exercise price of $3.58.

Concurrently with the execution of the agency agreement, the Company has entered into subscription agreements with subscribers (other than OrbiMed) for 456,792 Subscription Receipts. The Company will be seeking shareholder approval of the Private Placement and the issuance of up to 1,632,653 Subscription Receipts (including those purchased by OrbiMed) at a special meeting of the Company’s shareholders. Prior to such meeting, the Company may enter into additional subscription agreements with additional subscribers and if necessary, will hold more than one closing for the Offering.

Pursuant to the agency agreement, in return for acting as the Company’s agent in the Offering, the Agent will be entitled to compensation in the following form: (a) a 5% cash commission on the gross proceeds of the Offering (other than proceeds from certain existing shareholders of the Company, including OrbiMed); and (b) 7% warrant coverage on the gross proceeds of the Offering (other than proceeds from certain existing shareholders of the Company, including OrbiMed) (the “Agent Warrants”). Each Agent Warrant will be exercisable for one Common Share for a period of 24 months and will have an exercise price of $2.45.

The foregoing descriptions of the transaction documents, including the agency agreement and the subscription agreement, do not purport to be complete and are qualified in their entirety by reference to the full texts of the agency agreement, subscription agreement for subscription receipts, subscription receipt agreement and side letter, copies of which are attached hereto as Exhibits 99.1, 99.2, 99.3 and 99.4, respectively.

Item 3.02.  Unregistered Sale of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

The securities were offered in the United States to “accredited investors” pursuant to the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), afforded by Regulation D promulgated thereunder, in Canada to “accredited investors” and purchasers of not less than CDN$150,000 of Subscription Receipts in reliance on National Instrument 45-106 – Prospectus and Registration Exemptions and in reliance on Regulation S promulgated under the Securities Act (“Regulation S”), and in other jurisdictions in reliance on Regulation S.   The securities offered in this private placement have not been registered under the Securities Act or any state securities laws or qualified under any Canadian provincial or territorial securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws or in Canada absent a valid prospectus, or an applicable exemption from the prospectus requirements, under applicable provincial and territorial securities laws.

Item 8.01.  Other Events.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Agency Agreement, dated September 26, 2013
99.2	Subscription Agreement for Subscription Receipts, dated September 24, 2013
99.3	Subscription Receipt Agreement, dated September 26, 2013
99.4	Side Letter, dated September 26, 2013
99.5	Press Release, dated September 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORPORATION

By:	/s/ William J. Adams
William J. Adams
Chief Financial Officer

Date: September 26, 2013